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                                [letterhead of RGA]


                                   NEWS


                                       For further information, contact
                                       Jack B. Lay
                                       Executive Vice President and
                                       Chief Financial Officer
                                       314/453-7439

FOR IMMEDIATE RELEASE
---------------------


                   REINSURANCE GROUP OF AMERICA REPORTS 15 PERCENT GAIN
                   ----------------------------------------------------
                          IN SECOND QUARTER OPERATING EARNINGS;
                          -------------------------------------
                          3-FOR-2 STOCK SPLIT, DIVIDEND INCREASE
                          --------------------------------------

      ST. LOUIS, July 24, 1997 - Reinsurance Group of America, Incorporated (NYSE:RGA) reported second quarter operating income rose 15 percent, to $14.8 million, or $0.86 per share, from $12.8 million, or $0.75 per share, the year before. Second quarter earnings, including realized capital gains and losses, increased 12 percent, to $0.88 per share from $0.79 per share the year before.

      At the same time, the company announced that the board of directors increased the quarterly dividend and declared a 3-for-2 stock split to shareholders of record August 8. The dividend, which will total $0.06 per share after the split and will be payable August 29, represents a 13-percent increase over the previous dividend rate.

      On a post-split basis, the company's operating income represents $0.57 per share for the quarter, compared with $0.50 for 1996. Reported earnings on a post-split basis, including realized capital gains and losses, total $0.58 per share compared with $0.53 for 1996.

      Net premiums increased 23 percent, to $201.6 million, from $163.4 million in 1996. Net investment income increased 39 percent, to $46.0 million from $33.1 million, as the company's asset base continued to expand, due in part to further growth of asset-intensive reinsurance arrangements. Total revenues increased 26 percent, to $252.9 million, from $201.5 million in 1996.

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      A. Greig Woodring, president and chief executive officer, commented, "The second quarter results, from the standpoint of premiums, total revenues and operating earnings, continued well-established growth trends. Our U.S. operations exhibit solid growth as the market continues to present a number of niche opportunities in addition to traditional reinsurance. Revenues for the U.S. operating segment increased 15 percent over the second quarter of 1996, and 18 percent for the year-to-date. We expect continued growth in the U.S. reinsurance market."

      Woodring also noted, "Other segments of our operations also reported encouraging results. Premiums grew at a 12 percent rate in the Canadian segment compared with the second quarter of 1996, and almost 26 percent for the year-to-date. Other international operations, consisting of our Latin American and Asia Pacific businesses, had a premium increase of $15.3 million for the quarter, and $25.7 million for the year. Those increases primarily reflected higher annuity production in Chile and a gradual increase in several Asian markets, including the Australian operation initiated in 1996. The Latin American operations produced a modest profit, while operations in the Asia Pacific region are still operating below the break-even level. In addition, our accident and health segment produced a slight profit on premiums of $36.6 million."

      Woodring further observed, "The company's consolidated earnings were generally in line with our operating plan, as were policy lapses and allowance levels. The mortality experience was moderately higher than we would have anticipated, although we believe this reflects a normal fluctuation. Quote activity and other business opportunities continue at strong levels, and we remain optimistic regarding our ongoing growth prospects. As a result, we are in a position to increase our dividend for the third year in a row. Additionally, the company's stock repurchase program, suspended briefly in anticipation of its earnings announcement, will be re-activated."

      First-half operating earnings rose to $27.7 million, from $23.0 million a year ago. These results exclude the $10.4 million after-tax, nonoperating charge taken in the first quarter of 1997 in connection with the company's decision to exit all accident and health pools in which it didn't control the underwriting process. Pre-split operating earnings per share increased 19 percent, to $1.61 from $1.35. On a post-split basis, first-half operating earnings per share total $1.07 compared with $0.90 in the first half of 1996.

      For the first half, revenues increased $102.8 million, or 26 percent, and net premiums rose $75.6 million, or 23 percent. Investment income totaled $87.8 million, an increase of 44 percent over the first half of 1996.

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      Reinsurance Group of America, Incorporated, through its U.S. and
Canadian subsidiaries, RGA Reinsurance Company and RGA Life Reinsurance Company of Canada, is among the largest providers of life reinsurance in North America. In addition to its North American operations, Reinsurance Group of America, Incorporated has subsidiary companies or branch offices in Argentina, Australia, Barbados, Bermuda, Chile, Hong Kong, Japan and the United Kingdom. Worldwide, it has more than $182 billion of life reinsurance in force. General American Life Insurance Company owns approximately 63 percent of RGA's outstanding shares.

                          -tables attached -


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
       REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
               Condensed Consolidated Statements of Income

                              ($ in thousands, except per share data)
                             Three Months Ended      Six Months Ended
                             ------------------    ------------------
     (Unaudited)                    June 30,             June 30,
---------------------------------------------------------------------
                                1997      1996       1997      1996
                              --------  --------   --------  --------
Revenues:
  Net premiums                $201,568  $163,423   $406,940  $331,315
  Net investment income         45,995    33,050     87,844    60,925
  Realized capital gains           532     1,233        919     1,795
  Other income                   4,836     3,785      8,991     7,878
                              ------------------   ------------------
     Total revenue             252,931   201,491    504,694   401,913

Benefits and Expenses:
  Policyholder benefits        129,813   104,367    241,124   202,202
  Accident and health
    pool charge                    ---       ---     18,000       ---
  Policy reserve increases      37,170    33,200    103,741    79,050
  Underwriting, acquisition
    and insurance expenses      47,801    30,621     88,268    61,046
  Other expenses                12,210     9,747     22,729    18,740
  Interest expense               1,956     1,948      3,904     2,239
                              ------------------   ------------------
     Total benefits and
       expenses                228,950   179,883    477,766   363,277
                              ------------------   ------------------

  Income before taxes and
    minority interest           23,981    21,608     26,928    38,636

     Income taxes                8,757     7,998      8,756    14,247
                              ------------------   ------------------

  Income before minority
     interest                   15,224    13,610     18,172    24,389

     Minority interest             129       150        249       393
                              ------------------   ------------------

  Net income                  $ 15,095  $ 13,460   $ 17,923  $ 23,996
                              ==================   ==================

Earnings per share information
  (Pre-stock split):
  Earnings per common and
    common equivalent share
    before net realized
    investment gains:             0.86      0.75       1.01      1.35
  Earnings per common and
    common equivalent share:      0.88      0.79       1.04      1.41

  Weighted average number of
    common and common equivalent
    shares outstanding
    (in thousands)              17,186    17,004     17,169    16,994


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
      REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
              Condensed Consolidated Statements of Income


                              ($ in thousands, except per share data)
                             Three Months Ended      Six Months Ended
                             ------------------    ------------------
     (Unaudited)                    June 30,             June 30,
---------------------------------------------------------------------
                                1997      1996       1997      1996
                              --------  --------   --------  --------
Earnings per share information
  (Post-stock split):
  Earnings per common and
    common equivalent share
    before net realized
    investment gains              0.57      0.50       0.67      0.90
  Earnings per common and
    common equivalent share:      0.58      0.53       0.70      0.94

  Weighted average number of
    common and common
    equivalent shares
    outstanding (in thousands)  25,779    25,506     25,754    25,491


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
    REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
             Condensed Consolidated Business Summary


                                                   Six Months Ended
   (Unaudited)                                          June 30,
--------------------------------------------------------------------
                                                  1997         1996
                                                -------      -------
Gross life reinsurance in force (in billions)
     North American business                     $172.0       $148.9
     International business                        10.5         10.6

Gross life reinsurance written (in billions)
     North American business                       20.7         13.6
     International business                         1.2          2.6

Consolidated cash and invested assets
  (in millions)                                 2,598.5      1,932.3
     Invested asset yield                          7.26%        7.31%
     Investment portfolio mix
          Cash and short-term investments          2.88%        3.21%
          Fixed maturity securities               69.88%       69.23%
          Mortgage loans                           4.35%        1.25%
          Policy loans                            16.33%       19.62%
          Funds withheld at interest               6.08%        6.49%
          Other invested assets                    0.48%        0.20%

Pre-stock split:
Book value per share outstanding                 $25.99       $22.14
Book value per share outstanding, before
  impact of FAS 115                               23.99        21.73

Treasury stock at June 30                       429,254      536,454

Post-stock split:
Book value per share outstanding                  17.33        14.76
Book value per share outstanding, before
  impact of FAS 115                               15.99        14.49

Treasury stock at June 30                       643,881      804,681

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